As filed with the Securities and Exchange Commission on March 28 , 2005
Registration No. 333-117520

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
AMENDMENT NO. 5
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

NAPSTER, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	77-0551214
(State of other jurisdiction ofincorporation or organization)	(Primary Standard IndustrialClassification Code Number)	(I.R.S. EmployerIdentification No.)

9044 Melrose Avenue
Los Angeles, California 90069
(310) 281-5000
 (Address, including zip code, and telephone number, including area code, of registrant s principal executive offices)
__________________
 Wm. Christopher Gorog
Chief Executive Officer and Chairman
Napster, Inc.
9044 Melrose Avenue
Los Angeles, California 90069
(310) 281-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________
Copy to:

David A. Krinsky, Esq.
O Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600
__________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
__________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

__________________

EXPLANATORY NOTE

The purpose of this Amendment No. 5 to the Registration Statement is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby, other than any commissions payable by the selling stockholder. All of such fees expenses, except for the Registration Fee, are estimated and shall be borne by the registrant:

Registration Fee—Securities and Exchange Commission	$2,623
Accounting fees and expenses	100,000
Legal fees and expenses	100,000
Printing fees and expenses	5,000
Total	$207,623

Item 15. Indemnification of Directors and Officers

Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, the registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of the registrant’s board of directors to the registrant and its stockholders for monetary damages for breach of their fiduciary duties as a director. This does not apply for any breach of a director’s duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

The registrant’s Amended and Restated Bylaws also provide that the registrant has the power to indemnify each of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) arising by reason of the fact that such person is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding. The registrant’s power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless, and only to the extent that, the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. To the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Pursuant to the authority provided by the registrant’s Amended and Restated Bylaws, the registrant has entered into indemnity agreements with each of its directors and officers, indemnifying them against certain potential liabilities that may arise as a result of their service to the registrant, and providing for certain other protections. The registrant also maintains a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant.

Under the stock purchase agreement filed with the Securities and Exchange Commission as an exhibit to this Registration Statement, the registrant has agreed to indemnify the selling stockholder, its representatives, equityholders, controlling persons, directors, officers, employees, agents and assigns against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholder has agreed to indemnify the registrant, its directors, officers, members, partners, employees, agents, representatives and certain control and related persons against certain liabilities, including liabilities under the Securities Act.

The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers, the registrant’s directors’ and officers’ liability insurance policy and the stock purchase agreement and are qualified in their entirety by reference thereto.
Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
4.1	Form of Common Stock Certificate (1)
4.2	Registration Rights Agreement dated June 17, 2004 between the Registrant and Best Buy Enterprise Services Inc. (3)
4.3
Preferred Stock Rights Agreement, dated as of May 18, 2001, between Registrant and Mellon Investor Services, LLC, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively (2)

4.4	Common Stock Purchase Agreement between Registrant and Best Buy Enterprise Services Inc. dated June 17, 2004 (3)
5.1	Opinion of O’Melveny & Myers LLP
23.1	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1 hereto)
23.2	Consent of Independent Registered Public Accounting Firm (4)
23.3	Consent of Independent Accountants (4)
24.1	Power of Attorney (3)
___________
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 23, 2004.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on June 5, 2001.

(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-117520) as filed with the Securities and Exchange Commission on July 20, 2004.

(4)	Previously filed as an exhibit to the Company’s Amendment No. 4 to Registration Statement on on Form S-3/A (Registration No. 333-117520) as filed with the Securities and Exchange Commission on March 23, 2005.

(b)	Financial Statement Schedules:

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.  5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on March 28 , 2005.

NAPSTER, INC.
By:	/s/ WM. CHRISTOPHER GOROG
Wm. Christopher Gorog
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amendment No.  5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WM. CHRISTOPHER GOROG Wm. Christopher Gorog	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 28 , 2005

/s/ NAND GANGWANI Nand Gangwani	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 28 , 2005

* Vernon E. Altman	Director	March 28 , 2005

* Richard J. Boyko	Director	March 28 , 2005

* Philip J. Holthouse	Director	March 28 , 2005

* Joseph C. Kaczorowski	Director	March 28 , 2005

* Brian C. Mulligan	Director	March 28 , 2005

* Robert Rodin	Director	March 28 , 2005

* /s/ NAND GANGWANI Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Common Stock Certificate (1)
4.2	Registration Rights Agreement dated June 17, 2004 between the Registrant and Best Buy Enterprise Services Inc. (3)
4.3
Preferred Stock Rights Agreement, dated as of May 18, 2001, between Registrant and Mellon Investor Services, LLC, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively (2)

4.4	Common Stock Purchase Agreement between Registrant and Best Buy Enterprise Services Inc. dated June 17, 2004 (3)
5.1	Opinion of O’Melveny & Myers LLP
23.1	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1 hereto)
23.2	Consent of Independent Registered Public Accounting Firm (4)
23.3	Consent of Independent Accountants (4)
24.1	Power of Attorney (3)
___________
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 23, 2004.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on June 5, 2001.

(3)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-117520) as filed with the Securities and Exchange Commission on July 20, 2004.

(4)	Previously filed as an exhibit to the Company’s Amendment No. 4 to Registration Statement on on Form S-3/A (Registration No. 333-117520) as filed with the Securities and Exchange Commission on March 23, 2005.